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EXHIBIT 23

The Board of Directors
Metromedia International Group, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-02301, 333-07387, 333-13763 and 033-61321) on Form S-8 of Metromedia
International Group, Inc. of our report dated March 24, 1999, relating to the consolidated balance sheets of Metromedia International Group, Inc. and subsidiaries as of December 31, 1998, and 1997, and the related consolidated statements of operations, stockholders' equity, comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 1998, and all related financial statement schedules, which report appears in the December 31, 1998, annual report on Form 10-K of Metromedia International Group, Inc.

                                          KPMG LLP

New York, New York
August 27, 1999